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EXHIBIT 21.1

List of Subsidiaries

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
TPTX, Inc.	Delaware, United States
TPTX Europe, BV	Belgium

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  EXHIBIT 21.1